UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2008

SYNUTRA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33397	13-4306188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2275 Research Blvd., Suite 500, Rockville, MD 20850
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (301) 840-3888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors, or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of Synutra International, Inc. (the “Company”) approved the Synutra International, Inc. 2008 Stock Incentive Plan (the “2008 Plan”), at a meeting on June 11, 2008. The majority shareholder of the Company, Beams Power Investment Limited, approved the 2008 Plan through a written consent, dated June 11, 2008, in lieu of a meeting of stockholders, pursuant to Section 228 of the Delaware General Corporations Law. The 2008 Plan will become effective on the 20th day following the mailing of the Company’s Information Statement on Schedule 14C which, among other matters, provides the Company’s shareholders with notice of the approval of the 2008 Plan. A copy of the 2008 Plan is filed as an exhibit to this report.

The following description of the 2008 Plan is a summary and does not purport to be a complete description.

The Board or one or more committees appointed by the Board will administer the 2008 Plan. The Board has delegated general administrative authority for the 2008 Plan to the Compensation Committee of the Board.

The administrator of the 2008 Plan has broad authority under the 2008 Plan to, among other things, select participants and determine the type(s) of award(s) that they are to receive, and determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award.

Persons eligible to receive awards under the 2008 Plan include directors of the Company, officers or employees of the Company or any of its subsidiaries, and certain consultants and advisors to the Company or any of its subsidiaries.

The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2008 Plan is 12,500,000 shares. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2008 Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2008 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits of the 2008 Plan, as opposed to only counting the shares actually issued. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2008 Plan will again be available for subsequent awards under the 2008 Plan.

The types of awards that may be granted under the 2008 Plan include stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in Common Stock or units of Common Stock, as well as certain cash bonus awards.

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2008 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1      Synutra International, Inc. 2008 Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNUTRA INTERNATIONAL, INC.

By:	/s/ Weiguo Zhang
Name:	Weiguo Zhang
Title:	President and Chief Operating Officer

Date: June 16, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Synutra International, Inc. 2008 Stock Incentive Plan.